EXHIBIT 5.1

                                November 6, 1997



Smart Choice Automotive Group, Inc.
5200 South Washington Avenue
Titusville, Florida  32780

Gentlemen:

        You have requested our opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") of Smart Choice Automotive Group, Inc. (the "Company") relating to the following shares of Common Stock (the "Shares"):

        (a) 4,650,982 Shares held by certain Selling Shareholders (as defined in the Registration Statement");

        (b) An aggregate of 4,043,199 Shares issuable upon conversion of convertible notes ("Notes") and Series A Redeemable Convertible Preferred Stock ("Series A Preferred Stock"), and upon exercise of common stock purchase warrants ("Warrants") and stock options ("Options"), held by certain Selling Shareholders;

        We have made such examination of the corporate records and proceedings of the Company and have taken such further action as we deemed necessary or appropriate to the rendering of our opinion herein.

        Based on the foregoing, we are of the opinion that the 4,650,982 Shares referenced above were legally issued, fully paid and non-assessable. Further, the 4,043,199 Shares underlying the Warrants, the Series A Preferred Stock, the Notes and the Options, when paid for and issued as contemplated by their respective governing instruments, will be legally issued, fully paid and non-assessable. Therefore, the purchasers acquiring Shares upon subsequent resale as contemplated in the Registration Statement will receive Shares that, as applicable, have been or will be legally issued, fully paid and non-assessable by the Company.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" therein.


                          /s/ GREENBERG TRAURIG HOFFMAN LIPOFF ROSEN & QUENTEL
                          ----------------------------------------------------
                          GREENBERG TRAURIG HOFFMAN LIPOFF ROSEN
                          & QUENTEL, P.A.